SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.


AIM SMALL COMPANY GROWTH
FOR PERIOD ENDING 07/31/2005
FILE NUMBER 811- 1474
SERIES NO.:  5

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                             1254
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                              414
              Class C                              230
              Class K                              319
              Investor Class                    30,770
              Institutional Class                 1405

74V.     1.   Net asset value per share (to nearest cent)
              Class A                        $   13.23
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B .                      $   12.96
              Class C                        $   12.39
              Class K                        $   13.19
              Investor Class                 $   13.25
              Institutional Class            $   13.27